Exhibit 10.28

GMAC Long-Term Incentive Plan LLC

200 Renaissance Center, M/C482-B14-D46, Detroit, MI. 48265

January 28, 2010

Michael Carpenter

Re: GMAC Long-Term Incentive Plan LLC Long-Term Equity Compensation Incentive Plan

Dear Michael:

1.	You have been granted an Award under the GMAC Long-Term Incentive Plan LLC Long-Term Equity Compensation Incentive Plan (the “Plan”). The grant date of your Award is January 28, 2010 (“Grant Date”). A copy of the Plan is attached. Capitalized terms not defined in this Award Letter will have the meanings as defined in the Plan.

2.	Your Award is granted to you as a matter of separate inducement and is not in lieu of salary or other compensation for your services. By accepting this Award, you hereby consent to any and all Plan amendments, vesting restrictions, and/or any revision to any other term or condition of this Award Letter that may be required to comply with any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, whether such amendments, restrictions and/or revisions are applied prospectively or retrospectively to this or prior Awards.

3.	Your Award will become effective after you have signed and dated one copy of this Award Letter and have returned the signed copy to:

Nancy Bechtel

Nancy.bechtel@gmacfs.com

(313) 656-3857

If you do not sign and return this Award Letter within 30 days of the date of this Award Letter, or February 27, 2010, then we will assume that you do not want this Award, and this Award will be null and void and without any further force or effect.

4.	Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, your Award is an RSU Award with 0.632 bps. Because Title VII of the American Recovery and Reinvestment Act of 2009 currently limits the value of restricted stock that may be awarded to certain executives, the Committee reserves the right to adjust down the bps percentage underlying this Award without your consent in order to comply with Federal law. If and when such an adjustment may be required, you will be notified in writing.

5.	Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment

Michael Carpenter

January 28, 2010

Act of 2009 and the Troubled Asset Relief Program, your RSU Award fully Vests on December 23, 2012 (“Vesting Date”), and will be Paid on the later of the following.

•	Within 75 days of the Vesting Date

•	Within 75 days of and in equal percentages as GMAC repayment of TARP obligations in 25% increments.

6.	The Committee reserves the right to change the Vesting Date or payment dates shown above in order to comply with Federal Law. If and when such change may be required, you will be notified in writing.

7.	If your employment is terminated due to death or Disability, then your entire Unvested Award will immediately Vest and be Paid within 75 days of this new Vesting Date. You must designate a beneficiary where indicated in this Award Letter. Your failure to do so will result in any payments as a result of your death being made to your estate. Any subsequent change in your beneficiary designation must be made in writing and communicated to the Plan Administrator at the address above.

8.	If your employment is terminated for any reason other than death or Disability, your entire unvested or unpaid Award will be immediately forfeited.

9.	You understand and acknowledge that your Award is subject to the rules under Code Section 409A, and that you agree and accept all risks (including increased taxes and penalties) resulting from Code Section 409A.

10.	Your FY 2009 Award will be subject to and governed by the terms and conditions of this Award Letter and the Plan. As a Participant, you agree to abide by the terms and conditions of this Award Letter and the Plan. Please indicate your receipt of the Plan and your acceptance of and agreement to the terms and conditions of this Award Letter and the Plan, by signing in the indicated space below within 30 days of the date of this Award Letter or by February 27, 2010.

Sincerely yours,

Anthony S. Marino
GMAC Group VP and Chief HR Officer
January 28, 2010

I ACCEPT AND AGREE TO BECOME A PARTICIPANT IN THE GMAC LONG-TERM INCENTIVE PLAN LLC LONG-TERM EQUITY COMPENSATION INCENTIVE PLAN (“PLAN”) AND WILL ABIDE BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD LETTER.

/S/ Michael A. Carpenter	1/28/2010
Participant Signature (Required)	Date (Required)

Michael A. Carpenter
Printed Name (Required)